Exhibit 10.15

January 4, 2016

Kevin Paul Baker, Ph.D.

1445 Alvarado Avenue

Burlingame, CA   94010

Dear Kevin,

We are so very pleased to extend to you an offer of re-employment with Five Prime Therapeutics, Inc. as Senior Vice President, Development Science, Preclinical Development & Manufacturing reporting directly to me.

We would like for your full-time employment with FivePrime to begin at your earliest convenience, but no later than Monday, February 1, 2016.

We would pay you a base salary of $330,000, paid semi-monthly less applicable taxes and withholding.  Once you begin full-time employment, you would be eligible to participate in FivePrime’s benefit plans and programs available to all regular, full-time employees.  These benefits currently include medical, vision, dental, disability, 401(k) investment plan, Employee Stock Purchase Plan, Section 125 (flex spending), Section 132 (mass transit) and paid time-off programs.

Effective with your rehire date, you would be eligible to participate in FivePrime’s annual cash bonus program and your annual target bonus amount would be 35% of your annual base salary. We would determine your actual annual performance bonus based on an assessment of your meeting personal goals (40% weighting) as well as FivePrime’s attainment of corporate goals (60% weighting). Please note, effective January 1, 2016, we have made the changes noted above in the weighting of personal and corporate goals at the Senior VP level. Corporate achievement is determined by FivePrime’s Board of Directors.

FivePrime is also offering you a hiring bonus of $100,000, the payment of which is conditioned on your acceptance of our re-employment offer and the start of your re-employment with us.  We would pay you the hiring bonus with your first paycheck.  You agree that if you voluntarily resign your employment with FivePrime or if FivePrime terminates your employment for cause, you would promptly repay to FivePrime (i) all of the hiring bonus, if such employment termination occurred prior to the one-year anniversary of the start of your re-employment; or (ii) 50% of the hiring bonus, if such employment termination occurred prior to the two-year anniversary of the start of your re-employment.

As an officer of FivePrime, we would provide certain severance and change in control benefits to you under our Executive Severance Benefits Agreement, which we would enter into with you in connection with your start of re-employment with us. A template of this agreement is attached.

Subject to approval by FivePrime’s Board of Directors, we would grant you an incentive stock option to purchase 75,000 shares of common stock of FivePrime.  The exercise price per share would be the fair market value of common stock at the closing price on the date of grant.  We would issue your stock option award under our 2013 Omnibus Incentive Plan.  Your stock option award would be subject to a Stock Option Agreement.

In addition, subject to approval by FivePrime’s Board of Directors, we would grant you 75,000 shares of restricted common stock under our 2013 Omnibus Incentive Plan.  Your restricted stock award would be subject to a Restricted Stock Agreement.  Subject to your continued employment with FivePrime and the

K.Baker, 1/4/2016	page 2 of 2

other terms and conditions of your restricted stock award, 50% of your shares of restricted stock would vest on the second anniversary of your re-employment date, and the remaining 50% of your shares of restricted stock would vest on the third anniversary of your re-employment date.

As a condition of our offer of re-employment, we require you to update, sign and comply with our Confidential Information and Innovation Assignment Agreement, which among other things prohibits unauthorized use or disclosure of FivePrime’s confidential information.  During your tenure with FivePrime, we would expect you to also abide by FivePrime’s policies and procedures.  Federal law requires us to verify your identity and eligibility for employment in the United States.  Accordingly, our offer of employment is also conditioned upon this verification.

Your employment with FivePrime would not be for a set term and you would be an at-will employee.

You would be free to terminate your employment with FivePrime at any time and for any reason whatsoever simply by notifying us.  Likewise, we would be free to terminate your employment at any time for any reason whatsoever, with or without cause or advance notice.  This at-will employment relationship cannot be changed except in writing and signed by FivePrime’s Chief Executive Officer.

This letter, along with the Confidential Information and Innovation Assignment Agreement, supersedes any prior representations or agreements, whether written or oral, with respect to our offer of re-employment to you.  This letter may not be modified or amended except by a written agreement, signed by FivePrime and you.

To accept this offer of re-employment, please sign, date and return this letter and the Confidential Information and Innovation Assignment Agreement by the end of the business day on Friday, January 8, 2016.  Please either fax the document to (415) 520-9842, attention Lauretta Cesario, or email a scanned copy to eFax-HR@fiveprime.com.

Again, Kevin, I am so happy to make this offer to you and have you back with us at FivePrime. I have the utmost confidence in your leadership and know you will be an essential strategic partner at this stage of the company’s development.  We all look forward to having you back on our team as we continue to build a vibrant and successful company.

Sincerely,

/s/ Lewis T. Williams
Lewis T. “Rusty” Williams, M.D., Ph.D.
Founder, President and Chief Executive Officer

Accepted:

/s/ Kevin Baker	7th Jan 2016
Kevin Paul Baker, Ph.D.	Date

1 Feb 2016
Anticipated Start Date

Five Prime Therapeutics, Inc. • Two Corporate Drive • South San Francisco, CA 94080 • Phone (415) 365-5600 • Fax (415) 365-5601

www.fiveprime.com